EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Napco Security Technologies, Inc. (the “Company”) of our report dated August 29, 2022, with respect to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), included in its Annual Report on Form 10-K for the year ended June 30, 2022, filed with the Securities and Exchange Commission.

/s/ BAKER TILLY US, LLP

Uniondale, New York

February 8, 2023